Exhibit 99.1

For more information, contact: Joseph W. Kiley III, President and Chief Executive Officer Rich Jacobson, Executive Vice President and Chief Financial Officer (425) 255-4400

First Financial Northwest, Inc.
Reports Net Income of $2.7 million or $0.29 per Diluted Share for the Fourth Quarter and
$12.2 Million or $1.29 per Diluted Share for the Year Ended December 31, 2021

Renton, Washington – January 27, 2022 - First Financial Northwest, Inc. (the “Company”) (NASDAQ GS: FFNW), the holding company for First Financial Northwest Bank (the “Bank”), today reported net income for the quarter ended December 31, 2021, of $2.7 million, or $0.29 per diluted share, compared to $3.2 million, or $0.34 per diluted share, for the quarter ended September 30, 2021, and $2.6 million, or $0.28 per diluted share, for the quarter ended December 31, 2020. For the year ended December 31, 2021, net income was $12.2 million, or $1.29 per diluted share, compared to net income of $8.6 million, or $0.88 per diluted share, for the year ended December 31, 2020.

“The final quarter of 2021 showed continued improvement in our funding base, with our average cost of funds declining to 0.55% from 0.64% in the quarter ended September 30, 2021, and 1.07% in the quarter ended December 31, 2020,” stated Joseph W. Kiley, III, President and CEO. “If market interest rates remain low, we expect this decline to continue as we have approximately $145.3 million in retail certificates of deposit at a weighted average rate of 0.99% maturing in the next 12 months, and an additional $96.0 million maturing in the subsequent 12 to 24 months, at a weighted average rate of 1.72%. In the event that the Federal Reserve raises interest rates, the impact of repricing maturing CDs may be less significant than in the current low rate environment, but still favorable to our interest expense on CDs, although, as previously disclosed, the Bank’s interest rate profile is slightly asset sensitive and currently not anticipated to change,” continued Kiley.

“I was pleased to see continued loan growth despite $11.5 million in Paycheck Protection Program loan repayments and forgiveness. In addition, for the second consecutive quarter we had no nonperforming assets,” concluded Kiley.

Changes in the provision for loan losses were the primary contributors to the change in net income for the quarter ended December 31, 2021, compared to the quarter ended September 30, 2021. The Company recorded a $600,000 provision for loan losses in the quarter ended December 31, 2021, compared to a $100,000 provision for loan losses in the quarter ended September 30, 2021, and a provision for loan losses of $600,000 in the quarter ended December 31, 2020. The provision for loan losses in the quarter ended December 31, 2021, was due primarily to the growth in loans receivable, excluding the reduction in Paycheck Protection Program (“PPP”) loan balances that do not require an allowance for loan and lease losses (“ALLL”) due to their government guarantees. Credit downgrades on two relationships, both relating to commercial real estate loans secured by office buildings in King County that are either experiencing or are expected to have increased vacancies, also contributed to the fluctuation in the provision. Uncertainties about the timing to fill the current and expected vacancies resulted in the downgrades for both relationships. One loan in the amount of $4.7 million was downgraded to special mention, while the second relationship with loans totaling $8.4 million was downgraded to substandard and classified as impaired. Impaired loans are reviewed individually to determine the loan loss allowance requirement. The impairment analysis indicated that the Bank does not anticipate incurring losses on this loan and funds previously allocated to this loan in the ALLL calculation were recaptured during the quarter, partially offsetting the impact from loan growth and the other loan downgrade to special mention discussed above. All payments on these downgraded loans were current as of December 31, 2021, and the loans appear to be well collateralized based on recent valuations. For the year ended December 31, 2021, the provision for loan losses totaled $300,000, compared to a provision for loan losses of $1.9 million for the year ended December 31, 2020.

Highlights for the quarter and year ended December 31, 2021:
•	Net loans receivable increased by $1.8 million to $1.10 billion at December 31, 2021, despite a reduction in PPP loan balances totaling $11.5 million.
•	Total deposits increased by $15.7 million in the quarter, including a $2.4 million increase in noninterest-bearing demand deposits.
•	The Company’s book value per share increased to $17.30 at December 31, 2021, compared to $17.03 at September 30, 2021, and $16.05 at December 31, 2020.
•
The Company repurchased 392,322 shares at an average price of $16.88 per share during the quarter for a total of 704,950 shares repurchased at an average price of $16.11 per share during the year, an amount equal to approximately 7.2% of shares outstanding at the beginning of 2021.

•	The Company paid regular quarterly cash dividends to shareholders totaling $0.44 per share for the year, a 10% increase over the prior year.
•
The Bank’s Tier 1 leverage and total capital ratios at December 31, 2021, were 10.3% and 15.5%, respectively, compared to 10.2% and 15.5%, respectively, at September 30, 2021, and 10.3% and 15.6%, respectively at December 31, 2020.

•
Based on management’s evaluation of the adequacy of the ALLL including the estimated impact of the COVID-19 pandemic, the Bank recorded a $600,000 provision for loan losses during the quarter, bringing the total provision for loan losses to $300,000 for the year.

Deposits totaled $1.16 billion at December 31, 2021, compared to $1.14 billion at September 30, 2021, and $1.09 billion at December 31, 2020. The $27.6 million increase in money market deposits and $2.4 million increase in noninterest-bearing demand deposits in the quarter ended December 31, 2021, more than offset the reductions in retail certificates of deposit and interest-bearing demand deposits as the Bank continues its strategy to shift the deposit composition to lower cost transaction accounts.
The following table presents a breakdown of our total deposits (unaudited):

	Dec 31, 2021	Sep 30, 2021	Dec 31, 2020	Three Month Change	One Year Change
Deposits:	(Dollars in thousands)
Noninterest-bearing demand	$117,751	$115,311	$91,285	$2,440	$26,466
Interest-bearing demand	97,907	104,761	108,182	(6,854)	(10,275)
Savings	23,146	23,024	19,221	122	3,925
Money market	624,543	596,911	465,369	27,632	159,174
Certificates of deposit, retail	294,127	301,729	409,576	(7,602)	(115,449)
Total deposits	$1,157,474	$1,141,736	$1,093,633	$15,738	$63,841

The following tables present an analysis of total deposits by branch office (unaudited):
December 31, 2021
	Noninterest- bearing demand	Interest- bearing demand	Savings	Money market	Certificates of deposit, retail	Total
(Dollars in thousands)
King County
Renton	$44,550	$46,485	$14,948	$316,781	$251,860	$674,624
Landing	6,060	3,218	180	24,056	3,620	37,134
Woodinville	3,625	6,814	1,017	19,585	4,974	36,015
Bothell	2,590	1,726	86	8,453	1,158	14,013
Crossroads	14,094	4,129	45	69,687	4,622	92,577
Kent	6,022	8,148	2	20,268	282	34,722
Kirkland	5,449	333	12	6,834	25	12,653
Issaquah	1,326	367	17	4,532	100	6,342
Total King County	83,716	71,220	16,307	470,196	266,641	908,080

Snohomish County
Mill Creek	5,854	3,559	694	18,781	7,101	35,989
Edmonds	13,839	6,809	1,103	41,513	8,954	72,218
Clearview	5,799	4,610	1,380	24,925	1,290	38,004
Lake Stevens	3,552	6,878	1,904	33,122	4,500	49,956
Smokey Point	3,476	4,205	1,727	33,550	5,639	48,597
Total Snohomish County	32,520	26,061	6,808	151,891	27,484	244,764

Pierce County
University Place	1,058	51	8	481	2	1,600
Gig Harbor	457	575	23	1,975	-	3,030
Total Pierce County	1,515	626	31	2,456	2	4,630

Total deposits	$117,751	$97,907	$23,146	$624,543	$294,127	$1,157,474

September 30, 2021
	Noninterest- bearing demand	Interest- bearing demand	Savings	Money market	Certificates of deposit, retail	Total
(Dollars in thousands)
King County
Renton	$42,332	$44,237	$14,585	$315,592	$256,310	$673,056
Landing	8,918	3,448	229	25,029	4,718	42,342
Woodinville	3,769	7,020	813	19,829	5,141	36,572
Bothell	3,122	2,412	102	7,905	1,359	14,900
Crossroads	10,161	7,598	63	67,111	4,790	89,723
Kent	6,494	8,827	2	20,544	298	36,165
Kirkland	6,206	393	6	6,278	25	12,908
Issaquah	842	857	26	4,247	100	6,072
Total King County	81,844	74,792	15,826	466,535	272,741	911,738

Snohomish County
Mill Creek	5,844	2,697	1,305	19,005	7,213	36,064
Edmonds	14,724	7,311	1,226	39,765	9,076	72,102
Clearview	5,031	6,268	1,321	21,254	1,721	35,595
Lake Stevens	3,185	8,913	2,110	22,961	4,775	41,944
Smokey Point	3,072	3,908	1,198	25,752	6,201	40,131
Total Snohomish County	31,856	29,097	7,160	128,737	28,986	225,836

Pierce County
University Place	1,204	31	12	362	2	1,611
Gig Harbor	407	841	26	1,277	-	2,551
Total Pierce County	1,611	872	38	1,639	2	4,162

Total deposits	$115,311	$104,761	$23,024	$596,911	$301,729	$1,141,736

Net loans receivable totaled $1.10 billion at December 31, 2021, September 30, 2021, and December 31, 2020. During the quarter ended December 31, 2021, new originations of non-residential commercial real estate loans, land development,  classic, collectible and other auto, and one-to-four family residential loans,  more than offset the amount of loan repayments in the quarter, including PPP loan repayments and  forgiveness. The average balance of net loans receivable totaled $1.11 billion for the quarter ended December 31, 2021, compared to 1.09 billion for the quarter ended September 30, 2021, and $1.13 billion for the quarter ended December 31, 2020. For the year ended December 31, 2021, the average balance of net loans receivable was $1.10 billion, compared to $1.12 billion for the year ended December 31, 2020, with balances of PPP loans declining by $30.4 million in the year ended December 31, 2021.

The ALLL represented 1.40% of total loans receivable at December 31, 2021, compared to 1.35% of total loans receivable at September 30, 2021, and 1.36% of total loans receivable at December 31, 2020.

There were no nonperforming loans or other real estate owned (“OREO”) at both December 31, 2021, and September 30, 2021, compared to $2.1 million and $454,000, respectively, at December 31, 2020. The $2.1 million multifamily loan in foreclosure at December 31, 2020, was repaid in full in the quarter ended June 30, 2021, while two undeveloped commercial lots that comprised the $454,000 OREO balance were sold during the quarter ended September 30, 2021.
The following table presents a breakdown of our nonperforming assets (unaudited):
	Dec 31,	Sep 30,	Dec 31,	Three Month	One Year
	2021	2021	2020	Change	Change
	(Dollars in thousands)
Nonperforming loans:
Multifamily	$ ─	$ ─	$ 2,104	$ ─	$ (2,104)
Total nonperforming loans	─	─	2,104	─	(2,104)

OREO	─	─	454	─	(454)

Total nonperforming assets (1)	$ ─	$ ─	$ 2,558	$ ─	$ (2,558)

Nonperforming assets as a percent
of total assets	0.00%	0.00%	0.18%
(1) The difference between nonperforming assets reported above, and the totals reported by other industry sources, is due to their inclusion of all Troubled Debt Restructured Loans ("TDRs") as nonperforming loans, although 100% of the Bank’s TDRs were performing in accordance with their restructured terms at December 31, 2021.

The Company accounts for certain loan modifications or restructurings as TDRs. In general, the modification or restructuring of a debt is considered a TDR if, for economic or legal reasons related to the borrower’s financial difficulties, the Company grants a concession to the borrower that it would not otherwise consider. At December 31, 2021, TDRs totaled $2.1 million, compared to $2.4 million at September 30, 2021, and $3.9 million at December 31, 2020. All TDRs were performing according to their modified repayment terms for the periods presented.

Net interest income totaled $11.6 million for the quarter ended December 31, 2021, compared to $11.4 million for the quarter ended September 30, 2021, and $10.7 million for the quarter ended December 31, 2020. The improvement was primarily due to lower interest expense on deposits, FHLB advances and other borrowings. For the year ended December 31, 2021, net interest income totaled

$45.0 million, compared to $40.5 million for the year ended December 31, 2020, as the reductions in total interest expense outpaced the decline in total interest income in this historically low interest rate environment.

Total interest income was $13.3 million for the quarter ended December 31, 2021, compared to $13.4 million for the quarter ended September 30, 2021, and $13.8 million for the quarter ended December 31, 2020. The decrease in the current quarter compared to the quarter ended September 30, 2021, was primarily due to a reduction in average loan yields to 4.44% from 4.54% in the prior quarter. The decrease from the quarter ended December 31, 2020, is primarily due to a decline in average loan yields to 4.44% from 4.61% combined with a $17.7 million decline in average balance of loans receivable between periods. The reduction in average loan yields primarily reflects loans originated or refinanced at lower rates in this continued low interest rate environment.

Total interest expense was $1.7 million for the quarter ended December 31, 2021, compared to $2.0 million for the quarter ended September 30, 2021, and $3.2 million for the quarter ended December 31, 2020. The average cost of interest-bearing deposits declined to 0.53% for the quarter ended December 31, 2021, compared to 0.63% for the quarter ended September 30, 2021, and 1.12% for the quarter ended December 31, 2020. The decline from the quarter ended September 30, 2021, was due primarily to the continued repricing of maturing certificates of deposit to lower interest rates combined with a reduction in the average balance of higher cost certificates of deposit. Advances from the FHLB were $95.0 million at December 31, 2021, compared to $120.0 million at both September 30, 2021, and December 31, 2020. The FHLB advances are tied to cash flow hedge agreements where the Bank pays a fixed rate and receives a variable rate in return to assist in the Bank’s interest rate risk management efforts. The average cost of borrowings was 1.33% for the quarter ended December 31, 2021, compared to 1.42% for the quarter ended September 30, 2021, and 1.40% for the quarter ended December 31, 2020. The Bank previously entered into two forward starting interest rate swaps beginning October 25, 2021, totaling $25.0 million with a weighted average rate of 0.80% and weighted term of 7.4 years to partially replace a $50.0 million interest rate swap carrying an interest rate of 1.34% that matured on that date. The resulting decline in balances and reduction in rates combined for the improvement in both the average and total cost of borrowings for the quarter ended December 31, 2021.

The net interest margin was 3.40% for the quarter ended December 31, 2021, compared to 3.33% for the quarter ended September 30, 2021, and 3.29% for the quarter ended December 31, 2020. The increase in the net interest margin for the quarter ended December 31, 2021, compared to the quarter ended September 30, 2021, is due to several factors, including a 10 basis point reduction in the average cost of interest-bearing liabilities to 0.61% from 0.71%, partially offset by a two basis point reduction in the Company’s average yield on interest-earning assets during the quarter to 3.91% from 3.93%. The increase in net interest margin for the quarter ended December 31, 2021, compared to the quarter ended December 31, 2020, was due primarily to the 54 basis point reduction in the average cost of interest-bearing liabilities to 0.61% from 1.15%, partially offset by a 35 basis point reduction in the average yield on interest-earning assets to 3.91% from 4.26%. Asset yields continue to be impacted by the net deferred loan fee recognition on PPP loans, primarily the recognition of previously unamortized net deferred loan fees and costs related to forgiven PPP loans, which totaled $461,000 in the quarter ended December 31, 2021, compared to $354,000 in the quarter ended September 30, 2021, and $420,000 in the quarter ended December 31, 2020. During the year ended December 31, 2021, a total of $2.0 million was recognized in previously unamortized net deferred loan fees related to PPP loans. At December 31, 2021, the balance of net deferred loan fees relating to PPP loans to be recognized in future periods totaled $258,000.

Noninterest income for the quarter ended December 31, 2021, totaled $1.1 million, compared to $999,000 for the quarter ended September 30, 2021, and $1.7 million for the quarter ended December 31, 2020. The increase in noninterest income for the quarter ended December 31, 2021, compared to the quarter ended September 30, 2021, was primarily due to an increase in loan related fees, predominantly from a $322,000 increase in prepayment penalties in the quarter. These increases in noninterest income were partially offset by lower BOLI income due to $161,000 in death benefit proceeds received last quarter. For the year ended December 31, 2021, noninterest income declined $580,000 to $3.9 million, from $4.4 million for the year ended December 31, 2020, due primarily to lower loan related fees and wealth management revenue.

Noninterest expense totaled $8.7 million for the quarter ended December 31, 2021, compared to $8.3 million for the quarter ended September 30, 2021, and $8.4 million for the quarter ended December 31, 2020. Salaries and benefits for the quarter ended December 31, 2021, increased $518,000 to $5.4 million, compared to $4.9 million for the quarter ended September 30, 2021, due primarily to success in filling vacant positions during the quarter ended December 31, 2021, and final year-end accruals for employee incentives and commissions earned in 2021. Noninterest expense totaled $33.4 million for the year ended December 31, 2021, an increase of 2.6% from $32.5 million for the year ended December 31, 2020. The increase year over year was due primarily to increases in occupancy and equipment, other general and administrative, and OREO related expenses, partially offset by lower data processing expenses, regulatory assessments, and marketing expenses.

COVID-19 Related Information
The Bank is committed to assisting its customers and communities in response to the COVID-19 pandemic, including having provided certain short-term loan modifications and participating in the PPP as a Small Business Administration (“SBA”) lender. The Bank continues to work with its loan customers and manage its portfolio through the ongoing uncertainty surrounding the impact, duration, and government response to the crisis.

Paycheck Protection Program
The SBA helped small businesses impacted by COVID-19 through the PPP, which was designed to provide near-term relief to help small businesses sustain operations. The SBA deadline for the final round of PPP loan applications was May 31, 2021. As of December 31, 2021, there were 67 PPP loans outstanding totaling $10.8 million, compared to 198 PPP loans totaling $22.4 million outstanding as of September 30, 2021, and 372 PPP loans totaling $41.3 million as of December 31, 2020. As of December 31, 2021, 39 PPP loans have an outstanding balance of $150,000 or less, totaling $2.0 million, or 18.3% of total PPP loans outstanding, including 24 loans representing $484,000 with an outstanding balance of $50,000 or less. As of December 31, 2021, 661 PPP loans totaling $66.6 million had been approved for forgiveness and repaid under the PPP loan program.

Modifications
The primary method of relief was to allow borrowers to defer their loan payments for three to six month periods, while certain borrowers were allowed to pay interest only or were granted payment deferrals for periods longer than six months depending upon their specific circumstances. The CARES Act and regulatory guidelines suspended the determination of certain loan modifications related to the COVID‑19 pandemic from being treated as TDRs. Subsequent legislation extended this accounting treatment through the earlier of 60 days after the national emergency termination date or January 1, 2022. As of December 31, 2021, there were no loans on active deferral, compared to $20.1 million, or 1.8% of total loans outstanding at September 30, 2021, and $45.2 million, or 4.0% of total loans outstanding at December 31, 2020. All loans that had previously been granted modifications have returned to regular scheduled payments.

First Financial Northwest, Inc. is the parent company of First Financial Northwest Bank; an FDIC insured Washington State-chartered commercial bank headquartered in Renton, Washington, serving the Puget Sound Region through 15 full-service banking offices. For additional information about us, please visit our website at ffnwb.com and click on the “Investor Relations” link at the bottom of the page.

Forward-looking statements:
When used in this press release and in other documents filed with or furnished to the Securities and Exchange Commission (the “SEC”), in press releases or other public stockholder communications, or in oral statements made with the approval of an authorized executive officer, the words or phrases “believe,” “will,” “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project,” “plans,” or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements are not historical facts but instead represent management's current expectations and forecasts regarding future events many of which are inherently uncertain and outside of our control. Actual results may differ, possibly materially from those currently expected or projected in these forward-looking statements. Factors that could cause our actual results to differ materially from those described in the forward-looking statements, include, but are not limited to, the following: the effect of the COVID-19 pandemic, including on our credit quality and business operations, as well as its impact on general economic and financial market conditions and other uncertainties resulting from the COVID‑19 pandemic, such as the extent and duration of the impact on public health, the U.S. and global economies, and consumer and corporate customers, including economic activity, employment levels and market liquidity; increased competitive pressures; changes in the interest rate environment; legislative and regulatory changes; and other factors described in the Company’s latest Annual Report on Form 10-K and Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission – that are available on our website at www.ffnwb.com and on the SEC's website at www.sec.gov.

Any of the forward-looking statements that we make in this Press Release and in the other public statements are based upon management's beliefs and assumptions at the time they are made and may turn out to be wrong because of the inaccurate assumptions we might make, because of the factors illustrated above or because of other factors that we cannot foresee. Therefore, these factors should be considered in evaluating the forward-looking statements, and undue reliance should not be placed on such statements. We do not undertake and specifically disclaim any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements. These risks could cause our actual results for 2022 and beyond to differ materially from those expressed in any forward-looking statements made by, or on behalf of, us and could negatively affect our operating and stock performance.

FIRST FINANCIAL NORTHWEST, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
(Dollars in thousands, except share data)
(Unaudited)

Assets	Dec 31, 2021	Sep 30, 2021	Dec 31, 2020	Three Month Change	One Year Change
Cash on hand and in banks	$7,246	$7,243	$7,995	0.0%	(9.4)%
Interest-earning deposits with banks	66,145	71,869	72,494	(8.0)	(8.8)
Investments available-for-sale, at fair value	168,948	178,061	127,551	(5.1)	32.5
Annuity held-to-maturity	2,432	2,425	2,418	0.3	0.6
Loans receivable, net of allowance of $15,657, $15,057, and $15,174 respectively	1,103,461	1,101,669	1,100,582	0.2	0.3
Federal Home Loan Bank ("FHLB") stock, at cost	5,465	6,465	6,410	(15.5)	(14.7)
Accrued interest receivable	5,285	5,681	5,508	(7.0)	(4.0)
Deferred tax assets, net	850	746	1,641	13.9	(48.2)
Other real estate owned ("OREO")	-	-	454	n/a	(100.0)
Premises and equipment, net	22,440	22,628	22,579	(0.8)	(0.6)
Bank owned life insurance ("BOLI"), net	35,210	34,994	33,034	0.6	6.6
Prepaid expenses and other assets	3,628	2,975	1,643	21.9	120.8
Right of use asset ("ROU"), net	3,646	3,838	3,647	(5.0)	(0.0)
Goodwill	889	889	889	0.0	0.0
Core deposit intangible, net	684	719	824	(4.9)	(17.0)
Total assets	$1,426,329	$1,440,202	$1,387,669	(1.0)	2.8

Liabilities and Stockholders' Equity

Deposits
Noninterest-bearing deposits	$117,751	$115,311	$91,285	2.1%	29.0%
Interest-bearing deposits	1,039,723	1,026,425	1,002,348	1.3	3.7
Total deposits	1,157,474	1,141,736	1,093,633	1.4	5.8
Advances from the FHLB	95,000	120,000	120,000	(20.8)	(20.8)
Advance payments from borrowers for taxes and insurance	2,909	5,075	2,498	(42.7)	16.5
Lease liability, net	3,805	3,994	3,783	(4.7)	0.6
Accrued interest payable	112	206	211	(45.6)	(46.9)
Other liabilities	9,150	7,735	11,242	18.3	(18.6)
Total liabilities	1,268,450	1,278,746	1,231,367	(0.8)	3.0

Commitments and contingencies

Stockholders' Equity
Preferred stock, $0.01 par value; authorized 10,000,000 shares; no shares issued or outstanding	-	-	-	n/a	n/a
Common stock, $0.01 par value; authorized 90,000,000 shares; issued and outstanding 9,125,759 shares at December 31, 2021, 9,483,081 shares at September 30, 2021, and 9,736,875 shares at December 31, 2020	91	95	97	(4.2)	(6.2)
Additional paid-in capital	72,298	78,311	82,095	(7.7)	(11.9)
Retained earnings	86,162	84,402	78,003	2.1	10.5
Accumulated other comprehensive income (loss), net of tax	174	(223)	(1,918)	(178.0)	(109.1)
Unearned Employee Stock Ownership Plan ("ESOP") shares	(846)	(1,129)	(1,975)	(25.1)	(57.2)
Total stockholders' equity	157,879	161,456	156,302	(2.2)	1.0
Total liabilities and stockholders' equity	$1,426,329	$1,440,202	$1,387,669	(1.0)%	2.8%

FIRST FINANCIAL NORTHWEST, INC. AND SUBSIDIARIES
Consolidated Income Statements
(Dollars in thousands, except share data)
(Unaudited)

	Quarter Ended
	Dec 31, 2021	Sep 30, 2021	Dec 31, 2020	Three Month Change	One Year Change
Interest income
Loans, including fees	$12,398	$12,508	$13,042	(0.9)%	(4.9)%
Investments available-for-sale	800	814	707	(1.7)	13.2
Investments held-to-maturity	4	4	6	0.0	(33.3)
Interest-earning deposits with banks	19	24	7	(20.8)	171.4
Dividends on FHLB Stock	85	84	81	1.2	4.9
Total interest income	13,306	13,434	13,843	(1.0)	(3.9)
Interest expense
Deposits	1,390	1,612	2,767	(13.8)	(49.8)
FHLB advances and other borrowings	340	431	426	(21.1)	(20.2)
Total interest expense	1,730	2,043	3,193	(15.3)	(45.8)
Net interest income	11,576	11,391	10,650	1.6	8.7
Provision for loan losses	600	100	600	500.0	0.0
Net interest income after provision for loan losses	10,976	11,291	10,050	(2.8)	9.2

Noninterest income
Net gain on sale of investments	32	-	-	n/a	n/a
BOLI income	216	377	204	(42.7)	5.9
Wealth management revenue	104	64	170	62.5	(38.8)
Deposit related fees	218	228	195	(4.4)	11.8
Loan related fees	551	300	1,082	83.7	(49.1)
Other	5	30	3	(83.3)	66.7
Total noninterest income	1,126	999	1,654	12.7	(31.9)

Noninterest expense
Salaries and employee benefits	5,374	4,856	5,146	10.7	4.4
Occupancy and equipment	1,154	1,116	1,147	3.4	0.6
Professional fees	477	502	450	(5.0)	6.0
Data processing	689	626	711	10.1	(3.1)
OREO related expenses, net	1	207	1	(99.5)	0.0
Regulatory assessments	100	121	142	(17.4)	(29.6)
Insurance and bond premiums	110	106	106	3.8	3.8
Marketing	37	64	64	(42.2)	(42.2)
Other general and administrative	774	735	668	5.3	15.9
Total noninterest expense	8,716	8,333	8,435	4.6	3.3
Income before federal income tax provision	3,386	3,957	3,269	(14.4)	3.6
Federal income tax provision	643	758	622	(15.2)	3.4
Net income	$2,743	$3,199	$2,647	(14.3)%	3.6%

Basic earnings per share	$0.30	$0.34	$0.28
Diluted earnings per share	$0.29	$0.34	$0.28
Weighted average number of common shares outstanding	9,129,724	9,314,456	9,573,950
Weighted average number of diluted shares outstanding	9,273,502	9,446,702	9,603,493

FIRST FINANCIAL NORTHWEST, INC. AND SUBSIDIARIES
Consolidated Income Statements
(Dollars in thousands, except share data)
(Unaudited)

	Year Ended December 31,
	2021	2020	One Year Change
Interest income
Loans, including fees	$50,170	$52,546	(4.5)%
Investments available-for-sale	3,200	3,173	0.9
Investments held-to-maturity	24	23	4.3
Interest-earning deposits with banks	72	52	38.5
Dividends on FHLB Stock	332	320	3.8
Total interest income	53,798	56,114	(4.1)
Interest expense
Deposits	7,216	14,005	(48.5)
FHLB advances	1,603	1,640	(2.3)
Total interest expense	8,819	15,645	(43.6)
Net interest income	44,979	40,469	11.1
Provision for loan losses	300	1,900	(84.2)
Net interest income after provision for loan losses	44,679	38,569	15.8

Noninterest income
Net gain on sale of investments	32	86	(62.8)
BOLI	1,107	982	12.7
Wealth management revenue	494	663	(25.5)
Deposit accounts related fees	872	755	15.5
Loan related fees	1,265	1,947	(35.0)
Other	92	9	922.2
Total noninterest income	3,862	4,442	(13.1)

Noninterest expense
Salaries and employee benefits	20,237	20,039	1.0
Occupancy and equipment	4,557	4,237	7.6
Professional fees	1,899	1,707	11.2
Data processing	2,692	2,822	(4.6)
OREO related expenses, net	209	9	2,222.2
Regulatory assessments	456	547	(16.6)
Insurance and bond premiums	451	445	1.3
Marketing	154	197	(21.8)
Other general and administrative	2,712	2,510	8.0
Total noninterest expense	33,367	32,513	2.6
Income before federal income tax provision	15,174	10,498	44.5
Federal income tax provision	2,925	1,942	50.6
Net income	$12,249	$8,556	43.2%

Basic earnings per share	$1.31	$0.88
Diluted earnings per share	$1.29	$0.88
Weighted average number of common shares outstanding	9,340,997	9,734,493
Weighted average number of diluted shares outstanding	9,454,495	9,758,644

The following table presents a breakdown of the loan portfolio (unaudited):
	December 31, 2021		September 30, 2021		December 31, 2020
	Amount	Percent	Amount	Percent	Amount	Percent
	(Dollars in thousands)
Commercial real estate:
Residential:
Micro-unit apartments	$-	0.0%	$8,220	0.7%	$11,366	1.0%
Other multifamily	130,146	11.6	135,586	12.2	125,328	11.2
Total multifamily residential	130,146	11.6	143,806	12.9	136,694	12.2

Non-residential:
Office	90,727	8.1	89,622	8.0	84,311	7.5
Retail	138,463	12.4	124,439	11.1	114,117	10.2
Mobile home park	20,636	1.8	20,838	1.9	28,094	2.5
Hotel / motel	64,854	5.8	65,210	5.8	69,304	6.2
Nursing Home	12,713	1.1	12,784	1.1	12,868	1.2
Warehouse	17,724	1.6	16,999	1.5	17,484	1.6
Storage	32,990	2.9	33,163	3.0	33,671	3.0
Other non-residential	41,310	3.8	29,301	2.6	25,416	2.3
Total non-residential	419,417	37.5	392,356	35.0	385,265	34.5

Construction/land:
One-to-four family residential	34,677	3.1	36,213	3.2	33,396	3.0
Multifamily	37,194	3.3	47,549	4.3	51,215	4.6
Commercial	6,189	0.6	6,189	0.6	5,783	0.5
Land development	15,395	1.4	11,337	1.0	1,813	0.2
Total construction/land	93,455	8.4	101,288	9.1	92,207	8.3

One-to-four family residential:
Permanent owner occupied	185,320	16.6	184,990	16.6	206,323	18.5
Permanent non-owner occupied	199,796	17.8	197,686	17.7	175,637	15.7
Total one-to-four family residential	385,116	34.4	382,676	34.3	381,960	34.2

Business:
Aircraft	6,079	0.5	6,322	0.6	10,811	0.9
Small Business Administration ("SBA")	839	0.1	862	0.1	928	0.1
Paycheck Protection Plan ("PPP")	10,849	1.0	22,379	2.0	41,251	3.7
Other business	28,823	2.5	25,185	2.2	27,673	2.5
Total business	46,590	4.1	54,748	4.9	80,663	7.2

Consumer:
Classic, collectible and other auto	35,861	3.2	32,819	2.9	29,359	2.6
Other consumer	8,951	0.8	9,665	0.9	11,262	1.0
Total consumer	44,812	4.0	42,484	3.8	40,621	3.6

Total loans	1,119,536	100.0%	1,117,358	100.0%	1,117,410	100.0%
Less:
Deferred loan fees, net	418		632		1,654
ALLL	15,657		15,057		15,174
Loans receivable, net	$1,103,461		$1,101,669		$1,100,582

Concentrations of credit: (1)
Construction loans as % of total capital	59.7%		67.1%		61.6%
Total non-owner occupied commercial real estate as % of total capital	384.0%		389.6%		390.1%
(1) Concentrations of credit percentages are for First Financial Northwest Bank only using classifications in accordance with FDIC regulatory guidelines.

FIRST FINANCIAL NORTHWEST, INC. AND SUBSIDIARIES
Key Financial Measures
(Unaudited)

	At or For the Quarter Ended
	Dec 31,	Sep 30,	Jun 30,	Mar 31,	Dec 31,
	2021	2021	2021	2021	2020
	(Dollars in thousands, except per share data)
Performance Ratios: (1)
Return on assets	0.76%	0.88%	1.07%	0.73%	0.77%
Return on equity	6.79	7.84	9.54	6.42	6.76
Dividend payout ratio	36.67	32.35	27.50	42.31	35.71
Equity-to-assets ratio	11.07	11.21	11.30	11.08	11.26
Tangible equity ratio (2)	10.97	11.11	11.19	10.97	11.15
Net interest margin	3.40	3.33	3.36	3.31	3.29
Average interest-earning assets to average interest-bearing liabilities	119.08	119.35	117.99	117.92	116.42
Efficiency ratio	68.62	67.26	66.92	70.63	68.55
Noninterest expense as a percent of average total assets	2.42	2.30	2.31	2.36	2.46
Book value per common share	$17.30	$17.03	$16.75	$16.35	$16.05
Tangible book value per share (2)	17.13	16.86	16.58	16.17	15.88

Capital Ratios: (3)
Tier 1 leverage ratio	10.34%	10.19%	10.15%	10.15%	10.29%
Common equity tier 1 capital ratio	14.23	14.25	14.45	14.36	14.32
Tier 1 capital ratio	14.23	14.25	14.45	14.36	14.32
Total capital ratio	15.48	15.50	15.70	15.62	15.57

Asset Quality Ratios:
Nonperforming loans as a percent of total loans	0.00%	0.00%	0.00%	0.18%	0.19%
Nonperforming assets as a percent of total assets	0.00	0.00	0.03	0.17	0.18
ALLL as a percent of total loans	1.40	1.35	1.35	1.39	1.36
Net (recoveries) charge-offs to average loans receivable, net	0.00	(0.01)	(0.01)	(0.00)	(0.00)

Allowance for Loan Losses:
ALLL, beginning of the quarter	$15,057	$14,878	$15,502	$15,174	$14,568
Provision (recapture of provision)	600	100	(700)	300	600
Charge-offs	-	-	-	-	(2)
Recoveries	-	79	76	28	8
ALLL, end of the quarter	$15,657	$15,057	$14,878	$5,502	$15,174
(1) Performance ratios are calculated on an annualized basis.
(2) Tangible equity excludes goodwill and core deposit intangible assets. Tangible assets exclude goodwill and other intangible assets. The tangible equity ratio and tangible book value per share are non-GAAP financial measures. Refer to Non-GAAP Financial Measures at the end of this press release for a reconciliation to the nearest GAAP equivalents.
(3) Capital ratios are for First Financial Northwest Bank only.

FIRST FINANCIAL NORTHWEST, INC. AND SUBSIDIARIES
Key Financial Measures (continued)
(Unaudited)

	At or For the Quarter Ended
	Dec 31,	Sep 30,	Jun 30,	Mar 31,	Dec 31,
	2021	2021	2021	2021	2020
	(Dollars in thousands, except per share data)
Yields and Costs: (1)
Yield on loans	4.44%	4.54%	4.64%	4.66%	4.61%
Yield on investments available-for-sale	1.80	1.75	1.92	1.91	2.21
Yield on investments held-to-maturity	0.65	0.66	0.66	2.18	0.99
Yield on interest-earning deposits	0.13	0.14	0.10	0.09	0.11
Yield on FHLB stock	5.89	5.15	5.13	5.00	4.99
Yield on interest-earning assets	3.91%	3.93%	4.06%	4.15%	4.26%

Cost of interest-bearing deposits	0.53%	0.63%	0.75%	0.94%	1.12%
Cost of borrowings	1.33	1.42	1.37	1.41	1.40
Cost of interest-bearing liabilities	0.61%	0.71%	0.82%	0.99%	1.15%

Cost of total deposits	0.48%	0.56%	0.68%	0.85%	1.03%
Cost of funds	0.55	0.64	0.75	0.91	1.07

Average Balances:
Loans	$1,108,836	$1,094,124	$1,092,710	$1,099,364	$1,126,554
Investments available-for-sale	176,072	184,840	177,713	155,795	127,456
Investments held-to-maturity	2,428	2,421	2,415	2,413	2,410
Interest-earning deposits	56,800	68,618	64,035	52,336	26,092
FHLB stock	5,726	6,465	6,485	6,412	6,459
Total interest-earning assets	$1,349,862	$1,356,468	$1,343,358	$1,316,320	$1,288,971

Interest-bearing deposits	$1,032,090	$1,016,540	$1,018,083	$996,295	$985,945
Borrowings	101,522	120,000	120,494	120,000	121,218
Total interest-bearing liabilities	1,133,612	1,136,540	1,138,577	1,116,295	1,107,163
Noninterest-bearing deposits	119,142	121,256	110,207	99,013	83,719
Total deposits and borrowings	$1,252,754	$1,257,796	$1,248,784	$1,215,308	$1,190,882

Average assets	$1,430,199	$1,436,801	$1,424,126	$1,394,213	$1,366,061
Average stockholders' equity	160,183	161,892	160,189	157,856	155,765
(1) Yields and costs are annualized.

FIRST FINANCIAL NORTHWEST, INC. AND SUBSIDIARIES
Key Financial Measures (continued)
(Unaudited)

	At or For the Year Ended December 31,
	2021	2020	2019	2018	2017
	(Dollars in thousands, except per share data)
Performance Ratios:
Return on assets	0.86%	0.63%	0.80%	1.21%	0.76%
Return on equity	7.65	5.50	6.73	9.86	5.94
Dividend payout ratio	33.59	45.45	33.65	21.53	32.93
Equity-to-assets ratio	11.07	11.26	11.65	12.28	11.79
Tangible equity ratio (1)	10.97	11.15	11.53	12.13	11.63
Net interest margin	3.35	3.15	3.19	3.56	3.60
Average interest-earning assets to average interest-bearing liabilities	118.59	115.62	113.44	114.28	114.07
Efficiency ratio	68.32	72.39	70.66	66.88	67.31
Noninterest expense as a percent of average total assets	2.35	2.39	2.35	2.40	2.42
Book value per common share	$17.30	$16.05	$15.25	$14.35	$13.27
Tangible book value per share (1)	17.13	15.88	15.07	14.17	13.07

Capital Ratios: (2)
Tier 1 leverage ratio	10.34%	10.29%	10.27%	10.37%	10.20%
Common equity tier 1 capital ratio	14.23	14.32	13.13	13.43	12.52
Tier 1 capital ratio	14.23	14.32	13.13	13.43	12.52
Total capital ratio	15.48	15.57	14.38	14.68	13.77

Asset Quality Ratios:
Nonperforming loans as a percent of total loans, net of undisbursed funds	0.00%	0.19%	0.01%	0.07%	0.02%
Nonperforming assets as a percent of total assets	0.00	0.18	0.04	0.10	0.05
ALLL as a percent of total loans, net of undisbursed funds	1.40	1.36	1.18	1.29	1.28
Net charge-offs (recoveries) to average loans receivable, net	(0.02)	(0.00)	(0.02)	(0.45)	(0.27)

Allowance for Loan Losses:
ALLL, beginning of the year	$15,174	$13,218	$13,347	$12,882	$10,951
Provision (recapture of provision)	300	1,900	(300)	(4,000)	(400)
Charge-offs	-	(2)	-	-	-
Recoveries	183	58	171	4,465	2,331
ALLL, end of the year	$15,657	$15,174	$13,218	$13,347	$12,882
(1) Tangible equity excludes goodwill and core deposit intangible assets. Tangible assets exclude goodwill and other intangible assets. The tangible equity ratio and tangible book value per share are non-GAAP financial measures. Refer to Non-GAAP Financial Measures at the end of this press release for a reconciliation to the nearest GAAP equivalents.
(3) Capital ratios are for First Financial Northwest Bank only.

FIRST FINANCIAL NORTHWEST, INC. AND SUBSIDIARIES
Key Financial Measures (continued)
(Unaudited)

	At or For the Year Ended December 31,
	2021	2020	2019	2018	2017
	(Dollars in thousands, except per share data)
Yields and Costs:
Yield on loans	4.57%	4.69%	5.15%	5.13%	4.96%
Yield on investments available-for-sale	1.84	2.42	3.11	2.92	2.61
Yield on investments held-to-maturity	0.99	0.99	0.00	0.00	0.00
Yield on interest-earning deposits	0.12	0.21	2.15	1.74	1.07
Yield on FHLB stock	5.29	4.85	5.42	5.24	3.32
Yield on interest-earning assets	4.01%	4.36%	4.88%	4.83%	4.57%

Cost of deposits	0.71%	1.42%	1.90%	1.35%	1.04%
Cost of borrowings	1.39	1.31	2.09	1.92	1.30
Cost of interest-bearing liabilities	0.78%	1.41%	1.92%	1.46%	1.10%

Cost of total deposits	0.64%	1.32%	1.81%	1.28%	0.99%
Cost of funds	0.71	1.32	1.84	1.39	1.05

Average Balances:
Loans	$1,098,772	$1,120,889	$1,061,367	$995,810	$878,449
Investments available-for-sale	173,691	131,272	139,354	141,100	134,105
Investments held-to-maturity	2,419	2,312	-	-	-
Interest-earning deposits	60,482	25,108	13,634	11,628	22,194
FHLB stock	6,271	6,600	6,684	8,748	8,914
Total interest-earning assets	$1,341,635	$1,286,181	$1,221,039	$1,157,286	$1,043,662

Deposits	$1,015,852	$987,069	$946,484	$828,965	$722,666
Borrowings	115,466	125,392	129,899	183,667	192,227
Total interest-bearing liabilities	1,131,318	1,112,461	1,076,383	1,012,632	914,893
Noninterest-bearing deposits	112,484	75,388	48,434	49,461	39,127
Total deposits and borrowings	$1,243,802	$1,187,849	$1,124,817	$1,062,093	$954,020

Average assets	$1,421,476	$1,361,604	$1,294,164	$1,227,396	$1,108,656
Average stockholders' equity	160,041	155,587	154,092	151,145	142,647

Non-GAAP Financial Measures
In addition to financial results presented in accordance with generally accepted accounting principles utilized in the United States ("GAAP"), this earnings release contains non-GAAP financial measures that include tangible equity, tangible assets, tangible book value per share, and tangible equity ratio. The Company believes that these non-GAAP financial measures and ratios as presented are useful for both investors and management to understand the effects of certain items and provides an alternative view of the Company’s performance over time and in comparison to the Company’s competitors. Non-GAAP financial measures have limitations, are not required to be uniformly applied and are not audited. They should not be considered in isolation and are not a substitute for other measures in this earnings release that are presented in accordance with GAAP. These non-GAAP measures may not be comparable to similarly titled measures reported by other companies.

The following tables provide a reconciliation between the GAAP and non-GAAP measures:

	Quarter Ended
	Dec 31, 2021	Sep 30, 2021	Jun 30, 2021	Mar 31, 2021	Dec 31, 2020
	(Dollars in thousands, except per share data)

Tangible equity to tangible assets and tangible book value per share:

Total stockholders' equity (GAAP)	$157,879	$161,456	$161,621	$158,443	$156,302
Less:
Goodwill	889	889	889	889	889
Core deposit intangible, net	684	719	754	789	824
Tangible equity (Non-GAAP)	$156,306	$159,848	$159,978	$156,765	$154,589

Total assets (GAAP)	$1,426,329	$1,440,202	$1,430,703	$1,430,226	$1,387,669
Less:
Goodwill	889	889	889	889	889
Core deposit intangible, net	684	719	754	789	824
Tangible assets (Non-GAAP)	$1,424,756	$1,438,594	$1,429,060	$1,428,548	$1,385,956

Common shares outstanding at period end	9,125,759	9,483,081	9,651,180	9,692,610	9,736,875

Equity-to-assets ratio (GAAP)	11.07%	11.21%	11.30%	11.08%	11.26%
Tangible equity ratio (Non-GAAP)	10.97	11.11	11.19	10.97	11.15
Book value per common share (GAAP)	$17.30	$17.03	$16.75	$16.35	$16.05
Tangible book value per share (Non-GAAP)	17.13	16.86	16.58	16.17	15.88

	Year Ended December 31,
	2021	2020	2019	2018	2017
	(Dollars in thousands, except per share data)

Tangible equity to tangible assets and tangible book value per share:

Total stockholders' equity (GAAP)	$157,879	$156,302	$156,319	$153,738	$142,634
Less:
Goodwill	889	889	889	889	889
Core deposit intangible	684	824	968	1,116	1,266
Tangible equity (Non-GAAP)	$156,306	$154,589	$154,462	$151,733	$140,479

Total assets (GAAP)	1,426,329	1,387,669	1,341,885	1,252,424	1,210,229
Less:
Goodwill	889	889	889	889	889
Core deposit intangible	684	824	968	1,116	1,266
Tangible assets (Non-GAAP)	$1,424,756	$1,385,956	$1,340,028	$1,250,419	$1,208,074

Common shares outstanding at period end	9,125,759	9,736,875	10,252,953	10,710,656	10,748,437

Equity-to-assets ratio (GAAP)	11.07%	11.26%	11.65%	12.28%	11.79%
Tangible equity ratio (Non-GAAP)	10.97	11.15	11.53	12.13	11.63
Book value per common share (GAAP)	$17.30	$16.05	$15.25	$14.35	$13.27
Tangible book value per share (Non-GAAP)	17.13	15.88	15.07	14.17	13.07